Exhibit 7.(a)(b)

                     Opinion and Consent of Peter E. Whipple

                                                          AMERITAS
                                                          Life Insurance Company
                                                          LOGO

June 16, 1999



Acacia National Life Insurance Company
7315 Wisconsin Avenue
Bethesda, MD 20814


Gentlemen:


This opinion is furnished in connection with the registration by Acacia National Life Insurance Company, of a survivorship flexible premium variable universal life insurance policy ("Contract") under the Securities Act of 1933. The prospectus included in the Registration Statement on Form S-6 describes the Contract. The form of Contract was prepared under my direction and I am familiar with the Registration Statement and Exhibits thereto. This contract was developed and filed under Securities and Exchange Commission Rule 6E-3(T), as interpreted at this time by the SEC staff. In my opinion:


   The illustrations of death benefits and accumulation values included in the section entitled "Illustrations of Death Benefits and Accumulation Values" in the Appendices of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to prospective purchasers of the Contract for a male age 65 and a female age 65, than to prospective purchasers of the Contract for other ages or for two males or two females.


I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,



/s/Peter E. Whipple

Peter E. Whipple, FSA
Assistant Vice President and
Associate Actuary